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                                                                    EXHIBIT 99.0

        UNITED STATES FILTER CORPORATION ANNOUNCES PRIVATE PLACEMENT OF
                        CONVERTIBLE SUBORDINATED NOTES

     PALM DESERT, Calif., Aug. 30 /PRNewswire/ -- United States Filter Corporation (NYSE; USF) announced today that it will commence an offering of approximately $100,000,000 of Convertible Subordinated Notes due 2005 in accordance with Rule 144A. U.S. Filter intends to use the proceeds of this offering to fund the pending acquisition of Polymetrics, Inc., repay debt incurred in connection with the recently completed acquisition of Interlake Water Systems, repurchase shares of its Series B convertible preferred stock and repay indebtedness under its revolving line of credit.

     The offering is expected to be completed in mid September. U.S. Filter intends to sell the Convertible Subordinated Notes in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Act") and, therefore, this offering has not been registered under the Act and the Convertible Subordinated Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws. Pursuant to the terms of a registration rights agreement to be entered into in connection with this offering, U.S. Filter will file a shelf registration statement with respect to the Convertible Subordinated Notes.

     U.S. Filter, the country's largest manufacturer of water and wastewater treatment systems, specializes in water management and resource recovery services for industrial, commercial and municipal customers. With corporate offices in Palm Desert, Calif., the company serves customers worldwide through more than 70 U.S. sales, service and regeneration facilities, 30 international offices and 11 manufacturing plants.

                                    8/30/95
/CONTACT:  Dorris B. Osborne of U.S. Filter, 619-340-0038/
(USF)